Exhibit 99.1

Assurant Reports Second Quarter 2011 Financial Results

2Q 2011 Net Operating Income of $75.4 million, $0.76 per diluted share

2Q 2011 Net Income of $165.9 million, $1.68 per diluted share

•	$42.7 million in after-tax catastrophe losses at Assurant Specialty Property
•	9.6 percent annualized year-to-date operating ROE, excluding AOCI
•	$127.9 million returned to shareholders in share repurchases and dividends in 2Q 2011
•	7.1 percent increase in book value per diluted share, excluding AOCI, since year-end
•	$80.0 million benefit in net income from reduction in tax valuation allowance

NEW YORK, July 27, 2011 — Assurant, Inc. (NYSE: AIZ), a premier provider of specialty insurance and insurance-related products and services, today reported results for the second quarter ended June 30, 2011.

Net operating income1 for the second quarter 2011 decreased 50 percent to $75.4 million, or $0.76 per diluted share, compared to second quarter 2010 net operating income of $152.2 million, or $1.35 per diluted share. Catastrophe losses and increases in loss frequency due to other weather-related activity at Assurant Specialty Property and reduced earnings at Assurant Health drove the decline.

“Second quarter operating results reflect our continuing efforts to deliver on our customer commitments and achieve long-term value for our shareholders,” said Robert B. Pollock, president and CEO of Assurant. “Improved results at Assurant Solutions, ongoing operating improvements at Assurant Health and increased sales at Assurant Employee Benefits were consistent with our priorities for the year. At the same time, results reflect the impact of storm-related claims as we quickly responded to help our customers recover and rebuild.”

Net income for the second quarter 2011 increased to $165.9 million, or $1.68 per diluted share, compared to second quarter 2010 net income of $164.7 million, or $1.46 per diluted share. Net income benefited from an $80.0 million reduction in a valuation allowance associated with deferred tax assets. After-tax net realized gains on investments were $10.5 million in the quarter, compared to $12.5 million in second quarter 2010.

Net earned premiums, fees and other income in the quarter decreased slightly to $1.9 billion, primarily due to a decline in premiums at Assurant Health.

Net investment income in second quarter 2011 decreased slightly to $173.8 million, compared to $175.2 million in second quarter 2010, as investment yields declined.

Following is a Reconciliation of Net Operating Income to Net Income for Assurant.

(UNAUDITED) (dollars in millions, net of tax)	2Q 2011	2Q 2010	6 Months 2011	6 Months 2010
Assurant Solutions	$39.7	$30.3	$77.7	$59.2
Assurant Specialty Property	42.6	103.7	145.3	222.2
Assurant Health	5.2	25.3	12.4	33.7
Assurant Employee Benefits	8.5	12.4	15.0	28.9
Corporate and other	(14.1)	(13.5)	(22.8)	(25.7)
Amortization of deferred gain on disposal of businesses	3.3	3.9	6.7	7.9
Interest expense	(9.8)	(9.9)	(19.6)	(19.7)

Net operating income	75.4	152.2	214.7	306.5

Adjustments:
Net realized gains on investments	10.5	12.5	12.9	15.4
Change in tax valuation allowance	80.0	—	80.0	—

Net income	$165.9	$164.7	$307.6	$321.9

Note: A schedule of disclosed items that affected Assurant’s results by business for the last six quarters is available on page 20 of the Company’s Financial Supplement, located in the Investor Relations section of Assurant’s website at www.assurant.com.

Assurant Solutions

(in millions)	2Q11	2Q10	% Change	6M11	6M10	% Change
Net Operating Income	$39.7	$30.3	31%	$77.7	$59.2	31%
Net Earned Premiums, Fees and Other	$679.5	$684.3	(1)%	$1,341.5	$1,375.3	(2)%

Net operating income increased in second quarter 2011 due to improved domestic and international underwriting experience. The international combined ratio declined, reflecting improved loss experience in the U.K. and growth in Latin America. The domestic combined ratio declined, benefiting from favorable loss experience in the service contract business and reduced expenses.

Net earned premiums, fees and other income declined slightly in second quarter 2011. Growth in both domestic and international premiums was offset by the continued run-off of the domestic credit business and service contract premiums from former clients. Revenues continued to grow in preneed insurance.

Assurant Specialty Property

(in millions)	2Q11	2Q10	% Change	6M11	6M10	% Change
Net Operating Income	$42.6	$103.7	(59)%	$145.3	$222.2	(35)%
Net Earned Premiums, Fees and Other	$483.3	$496.0	(3)%	$968.3	$1,017.9	(5)%

Net operating income declined in the quarter, reflecting $42.7 million of after-tax reportable catastrophe losses compared to $5.0 million in second quarter 2010. Second quarter 2011 results also were affected by additional increases in loss frequency primarily due to non-catastrophe weather-related activity.

Net earned premiums, fees and other income declined in second quarter 2011 due to increases in premiums ceded to clients and higher catastrophe reinsurance premiums. Increased premiums from new lender-placed homeowners’ clients added in 2010, loan growth by existing clients and growth in renters insurance premiums partially offset the decline.

Assurant Health

(in millions)	2Q11*	2Q10	% Change	6M11	6M10	% Change
Net Operating Income	$5.2	$25.3	(79)%	$12.4	$33.7	(63)%
Net Earned Premiums, Fees and Other	$434.3	$478.0	(9)%	$869.4	$955.8	(9)%

* Note: Beginning in first quarter 2011, results are not fully comparable to the prior year due to regulatory changes associated with health care reform.

Results for second quarter 2011 continued to reflect the impact of health care reform. Net operating income was reduced by $10.9 million after-tax due to an accrual for premium rebates associated with minimum medical loss ratio (MLR) requirements. Expenses continued to decline as a result of organizational and operational changes.

Net earned premiums, fees and other income for second quarter 2011 declined due partially to a $16.7 million premium rebate accrual. During the quarter, premiums for Assurant Health’s affordable choice and supplemental products increased.

Assurant Employee Benefits

(in millions)	2Q11	2Q10	% Change	6M11	6M10	% Change
Net Operating Income	$8.5	$12.4	(31)%	$15.0	$28.9	(48)%
Net Earned Premiums, Fees and Other	$270.6	$281.6	(4)%	$544.3	$574.0	(5)%

Net operating income in second quarter 2011 decreased, reflecting slower disability recovery rates and less favorable life insurance loss experience compared to 2010. Improved dental business results partially offset these declines. Second quarter 2011 results also were unfavorably affected by a previously disclosed decrease in the reserve discount rate for new long-term disability claims. Second quarter 2010 results included a $4.4 million after-tax restructuring charge.

Net earned premiums, fees and other income decreased for the quarter primarily due to pricing actions on a block of assumed disability business and lower sales in 2010. Premium growth in voluntary and supplemental products partially offset the decline.

Corporate & Other

(in millions)	2Q11	2Q10	% Change	6M11	6M10	% Change
Net Operating (Loss)	$(14.1)	$(13.5)	(4)%	$(22.8)	$(25.7)	11%

Net operating loss increased mainly from higher tax expense during second quarter 2011. Second quarter 2010 results included a $2.9 million after-tax restructuring charge.

Capital Position

Corporate capital was approximately $650 million as of June 30, 2011, up from $585 million at March 31, 2011. During second quarter 2011, Assurant acquired SureDeposit, a leading provider of security deposit alternatives, to broaden Specialty Property’s product offerings.

Assurant repurchased 3.0 million of its common shares, or 3 percent of the common stock outstanding at the end of first quarter 2011, for $110.4 million. Through July 22, 2011, the Company repurchased an additional 512,000 shares for approximately $18.0 million, with $536.4 million remaining in the repurchase authorization. The Company also raised its quarterly dividend to $0.18 from $0.16 per common share during the second quarter.

Financial Position

Stockholders’ equity, excluding accumulated other comprehensive income (AOCI), was $4.5 billion at June 30, 2011, flat versus Dec. 31, 2010.

Book value per diluted share2, excluding AOCI, increased 7.1 percent to $46.16, from $43.08 at Dec. 31, 2010. AOCI improved by $95.7 million to $381.3 million as of June 30, 2011 from Dec. 31, 2010.

Annualized operating return on average equity (ROE)3, excluding AOCI, was 9.6 percent for the first six months of 2011, compared to full-year operating ROE, excluding AOCI, of 12.1 percent in 2010.

As of June 30, 2011, total assets were approximately $26.8 billion. The ratio of debt to total capital, excluding AOCI, declined slightly to 17.8 percent at June 30, 2011, versus 17.9 percent at Dec. 31, 2010, while the asset leverage ratio was 2.8 to 1.

Earnings Conference Call

Assurant will host a conference call on Thursday, July 28, 2011 at 8:00 a.m. ET with webcast access available via the Investor Relations section of Assurant’s website, www.assurant.com. The live and archived webcast along with supplemental information will be available in the Investor Relations section of Assurant’s website.

About Assurant

Assurant is a premier provider of specialized insurance products and related services in North America and select worldwide markets. The four key businesses — Assurant Solutions, Assurant Specialty Property, Assurant Health, and Assurant Employee Benefits — partner with clients who are leaders in their industries and build leadership positions in a number of specialty insurance market segments. The Assurant business units provide debt protection administration; credit-related insurance; warranties and service contracts; pre-funded funeral insurance; lender-placed homeowners insurance; manufactured housing homeowners insurance; individual health and small employer group health insurance; group dental insurance; group disability insurance; and group life insurance.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has approximately $27 billion in assets and $8 billion in annual revenue. Assurant has approximately 14,000 employees worldwide and is headquartered in New York’s financial district. www.assurant.com.

Media Contact:	Investor Relations Contacts:

Vera Carley	Melissa Kivett	Brian D. Koppy
Director, Media Relations and	Senior Vice President	Vice President
Financial Communications	Investor Relations	Investor Relations
Phone: 212-859-7002	Phone: 212-859-7029	Phone: 212-859-7197
vera.carley@assurant.com	melissa.kivett@assurant.com	brian.koppy@assurant.com

Safe Harbor Statement

Some of the statements included in this news release and its exhibits, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they may use words such as “will,” “anticipate,” “expect,” “estimate,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” or the negative versions of those words and terms with a similar meaning. Our actual results may differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this earnings release or the exhibits as a result of new information or future events or developments.

The following risk factors could cause our actual results to differ materially from those currently estimated by management: (i) the effects of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, and the rules and regulations thereunder on our health and employee benefits businesses; (ii) actions by governmental agencies that could result in the reduction of the premium rates we charge; (iii) loss of significant client relationships, distribution sources and contracts; (iv) failure to attract and retain sales representatives; (v) losses due to natural and man-made catastrophes; (vi) a decline in our credit or financial strength ratings (including the risk of ratings downgrades in the insurance industry); (vii) deterioration in the Company’s market capitalization compared to its book value that could result in further impairment of goodwill; (viii) unfavorable outcomes in litigation and/or regulatory investigations that could negatively affect our business and reputation; (ix) current or new laws and regulations that could increase our costs and/or decrease our revenues; (x) general global economic, financial market and political conditions (including difficult conditions in financial, capital and credit markets, the global economic slowdown, fluctuations in interest rates, mortgage rates, monetary policies, unemployment and inflationary pressure); (xi) inadequacy of reserves established for future claims losses; (xii) failure to predict or manage benefits, claims and other costs; (xiii) uncertain tax positions; (xiv) fluctuations in exchange rates and other risks related to our international operations; (xv) unavailability, inadequacy and unaffordable pricing of reinsurance coverage; (xvi) diminished value of invested assets in our investment portfolio (due to, among other things, volatility in financial markets, the global economic slowdown, credit and liquidity risk, other than temporary impairments and inability to target an appropriate overall risk level); (xvii) insolvency of third parties to whom we have sold or may sell businesses through reinsurance or modified co-insurance; (xviii) inability of reinsurers to meet their obligations; (xix) credit risk of some of our agents in Assurant Specialty Property and Assurant Solutions; (xx) failure to effectively maintain and modernize our information systems; (xxi) failure to protect client information and privacy; (xxii) failure to find and integrate suitable acquisitions and new insurance ventures; (xxiii) inability of our subsidiaries to pay sufficient dividends; (xxiv) failure to provide for succession of senior management and key executives; and (xxv) significant competitive pressures in our businesses and (xxvi) cyclicality of the insurance industry. For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our 2010 Annual Report on Form 10-K, as filed with the SEC.

Non-GAAP Financial Measures

Assurant uses the following non-GAAP financial measures to analyze the Company’s operating performance for the periods presented in this news release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)	Assurant uses net operating income as an important measure of the Company’s operating performance. As shown in the net operating income reconciliation table, net operating income equals net income excluding net realized gains (losses) on investments and other unusual and/or infrequent items. The Company believes net operating income provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes both the effect of net realized gains (losses) on investments that tend to be highly variable from period to period, and those events that are unusual and/or unlikely to recur.

(2)	Assurant uses book value per diluted share excluding AOCI, as an important measure of the Company’s stockholder value. Book value per diluted share excluding AOCI equals total stockholders’ equity excluding AOCI divided by diluted shares outstanding. The Company believes book value per diluted share excluding AOCI provides investors a valuable measure of stockholder value because it excludes the effect of unrealized gains (losses) on investments, which tend to be highly variable from period to period and other accumulated comprehensive income items. The comparable GAAP measure for this included measure would be book value per diluted share, defined as total stockholders’ equity divided by diluted shares outstanding. Book value per diluted share was $50.07 as of June 30, 2011, as shown in the reconciliation table below.

2Q 2011
Book value per diluted share (excluding AOCI)	$46.16
Change due to effect of including AOCI	3.91

Book value per diluted share	$50.07

(3)

Assurant uses ROE, excluding AOCI, as an important measure of the Company’s operating performance. Annualized operating ROE equals net operating income for the periods presented divided by average stockholders’ equity for the year-to-date period, excluding AOCI, and then the return is annualized, if necessary. The Company believes annualized operating ROE, excluding AOCI, provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes the effect of net realized gains (losses) on investments that tend to be highly variable from period-to-period and those events that are unusual and/or unlikely to recur. The comparable GAAP measure for this included measure would be annualized GAAP return on equity, defined as the annualized return of net income divided by average stockholders’ equity for the period. Consolidated annualized GAAP ROE for the three and six months ended June 30, 2011, was 13.8 percent and 12.7 percent, respectively, as shown in the following reconciliation table.

	2Q 2011	Six Months 2011
Annualized operating return on average equity (excluding AOCI)	6.7%	9.6%
Net realized gains on investments	0.9%	0.6%
Change in tax valuation allowance	7.2%	3.6%
Change due to effect of including AOCI	-1.0%	-1.1%

Annualized GAAP return on average equity	13.8%	12.7%

A summary of net operating income disclosed items is included on page 20 of the Company’s Financial Supplement, which is available in the Investor Relations section of Assurant’s website at www.assurant.com.

Assurant, Inc.

Consolidated Statement of Operations (unaudited)

Three and Six Months Ended June 30, 2011 and 2010

	2Q	2Q	Six Months
	2011	2010	2011	2010
	(in thousands except number of shares and per share amounts)
Revenues
Net earned premiums and other considerations	$1,768,308	$1,849,895	$3,530,320	$3,756,538
Net investment income	173,844	175,196	345,717	349,210
Net realized gains on investments	16,046	19,152	19,823	23,625
Amortization of deferred gain on disposal of businesses	5,105	6,024	10,239	12,105
Fees and other income	99,584	90,027	193,459	166,672

Total revenues	2,062,887	2,140,294	4,099,558	4,308,150

Benefits, losses and expenses
Policyholder benefits	988,197	905,316	1,882,707	1,833,312
Selling, underwriting, general and administrative expenses	927,687	966,361	1,840,088	1,942,694
Interest expense	15,075	15,161	30,206	30,322

Total benefits, losses and expenses	1,930,959	1,886,838	3,753,001	3,806,328

Income before (benefit) provision for income taxes	131,928	253,456	346,557	501,822
(Benefit ) provision for income taxes	(33,932)	88,781	38,956	179,924

Net income	$165,860	$164,675	$307,601	$321,898

Net income per share:
Basic	$1.70	$1.47	$3.09	$2.82
Diluted	$1.68	$1.46	$3.06	$2.80

Dividends per share	$0.18	$0.16	$0.34	$0.31

Share data:
Basic weighted average shares outstanding	97,713,045	111,893,858	99,444,311	114,341,824
Diluted weighted average shares outstanding	98,690,114	112,715,117	100,399,132	115,091,232

Assurant, Inc.

Consolidated Condensed Balance Sheets (unaudited)

At June 30, 2011 (unaudited) and Dec. 31, 2010

	June 30, 2011	December 31, 2010
	(in thousands)
Assets
Investments and cash and cash equivalents	$14,728,754	$14,670,364
Reinsurance recoverables	5,151,407	4,997,316
Deferred acquisition costs	2,565,013	2,493,422
Goodwill	640,638	619,779
Assets held in separate accounts	1,975,847	2,000,371
Other assets	1,718,096	1,615,766

Total assets	$26,779,755	$26,397,018

Liabilities
Policyholder benefits and claims payable	$11,651,179	$11,456,322
Unearned premiums	5,245,001	5,063,999
Debt	972,220	972,164
Mandatorily redeemable preferred stock	—	5,000
Liabilities related to separate accounts	1,975,847	2,000,371
Deferred gain on disposal of businesses	144,254	154,493
Accounts payable and other liabilities	1,915,278	1,964,132

Total liabilities	21,903,779	21,616,481

Stockholders’ equity
Equity, excluding accumulated other comprehensive income	4,494,703	4,495,013
Accumulated other comprehensive income	381,273	285,524

Total stockholders’ equity	4,875,976	4,780,537

Total liabilities and stockholders’ equity	$26,779,755	$26,397,018